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                                   VOTING AGREEMENT

    This Voting Agreement ("Agreement") is executed as of March 8, 1996 by and between Sterigenics International, a California corporation ("Sterigenics") and David H. Smith (the "Shareholder").

    WHEREAS, concurrently with the execution of this Agreement, Sterigenics and RTI Inc., a New York Corporation ("RTI") have entered into an Asset Acquisition Agreement dated as of February 26, 1996 (the "Asset Agreement"), providing for the purchase by Sterigenics or its wholly-owned subsidiaries, and the sale by RTI, of certain assets of RTI in exchange for payment of the Purchase Price (as defined in the Asset Agreement) by Sterigenics (the "Acquisition").

    WHEREAS, the Shareholder is a holder of outstanding shares of RTI Common Stock ("RTI Stock").

    WHEREAS, in consideration of the execution of the Asset Agreement by Sterigenics, the Shareholder agrees to vote all shares of RTI Stock held by Shareholder so as to facilitate consummation of the Acquisition.

    NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:

    1. AGREEMENT TO VOTE SHARES. At every meeting of the Shareholders of RTI called and in every consent solicitation with respect to any of the following, and at any adjournment thereof, the Shareholder shall vote all shares of RTI Stock beneficially held by Shareholder at the record date for such meeting or consent solicitation (each a "Record Date"): (i) in favor of approval of the Asset Agreement and the Acquisition and any matter which could reasonably be expected to facilitate the Acquisition and (ii) against approval of any proposal made in opposition to or competition with consummation of the Acquisition. This Agreement is intended to bind Shareholder only with respect to the specific matters set forth herein.

    2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDER. The Shareholder hereby represents, warrants and covenants to Sterigenics the following:

         2.1 OWNERSHIP OF SHARES. The Shareholder (i) is the holder and beneficial owner of RTI Stock and (ii) has full power and authority to make and enter into, and will on each Record Date have full power and authority to carry out the terms of, this Agreement.

    3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STERIGENICS. Sterigenics represents, warrants and covenants to the Shareholder as follows:

         3.1 DUE AUTHORIZATION. This Agreement has been authorized by all necessary corporate action on the part of Sterigenics and has been duly executed by a duly authorized officer of Sterigenics.

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         3.2  VALIDITY; NO CONFLICT.  This Agreement constitutes the legal, valid and binding obligation of Sterigenics. Neither the execution of this Agreement by Sterigenics nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Sterigenics is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Sterigenics.

    4. ADDITIONAL DOCUMENTS. The Shareholder and Sterigenics hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the opinion of Sterigenics or the Shareholder, as the case may be, to carry out the intent of this Agreement.

    5.   MISCELLANEOUS.

         5.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         5.2 BINDING EFFECT AND ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

         5.3 AMENDMENTS AND MODIFICATIONS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         5.4 SPECIFIC PERFORMANCE: INJUNCTIVE RELIEF. The parties hereto acknowledge that Sterigenics will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Sterigenics upon such violation, Sterigenics shall have the right to enforce such covenants and agreements by specific performance, by injunctive relief or by any other means available to it at law or in equity.

         5.5 NOTICES. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and will be deemed effective when delivered in person, first business day after sent by confirmed facsimile, if promptly confirmed in writing, on the third business day after the day on which mailed by first class mail from within the United States of America, or the business day following delivery to a national overnight courier service to the following addresses or to such other address as either party may specify in writing to the other party in accordance with the provisions of this
Section 5.5.

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         If to Sterigenics:            With a Copy to:

         Sterigenics International     Gunderson Dettmer Stough
         4020 Clipper Court            Villeneuve Franklin & Hachigian
         Fremont, CA 94538-6540        600 Hansen Way, 2nd Floor
                                       Palo Alto, CA 94306
         Facsimile No.: (510) 770-1499 Facsimile No.: (415) 843-0314
         Attention: James F. Clouser   Attention: Carla S. Newell

         If to Shareholder:            With a copy to:

         David H. Smith                Warshaw Burstein Cohen
         82 Beachside Avenue           Schlesinger & Kuh, LLP
         Greens Farms, CT  06436       555 Fifth Avenue
                                       New York, NY 10017
                                       Facsimile No.: (212) 972-9150
                                       Attention: Arthur Katz

         5.6 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

         5.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

         5.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         5.9 EFFECT OF HEADINGS. This section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         6.0  TERMINATION.  This Agreement terminates effective December 1,
1996.

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    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                       STERIGENICS INTERNATIONAL

                                       By:  /S/ EDWARD H. MILLER
                                            -----------------------------
                                            Edward H. Miller
                                       Title:  CHIEF FINANCIAL OFFICER
                                              ---------------------------

                                       SHAREHOLDER

                                         /S/ DAVID H. SMITH
                                       ----------------------------------

                                         DAVID H. SMITH
                                       ----------------------------------
                                       Print Name

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